UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 7, 2004

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard, Suite 200 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

Same

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On Otober 7, 2004, Cellegy Pharaceuticals, Inc. (“Cellegy” or “Buyer”) entered into a definitve agreement (the “Share Exchange Agreement”) to acquire Biosyn, Inc., a private biopharmaceutical company (“Biosyn” or “Seller”) from its stockholders through an exchange of  2,500,000 Cellegy common shares for 100% of Biosyn’s issued and outstanding capital stock. Cellegy will also inject $3.25 million in cash into the business to satisfy certain balance sheet liabilities. Further, Cellegy will pay up to an additional $15 million upon commercial launch of Biosyn’s lead product in the United States, a portion of which will be payable upon commercial launch in selected major overseas markets, following required regulatory approvals.  The Seller has no material relationship with the Buyer.

Cellegy expects Biosyn’s employees to remain with the company at Biosyn’s Pennsylvania headquarters under the direction of Anne-Marie Corner, Biosyn’s President and CEO.  In the combined company, Ms. Corner will be named Senior Vice President, Women’s Preventive Health, and will report to Cellegy’s President and Chief Executive Officer, K. Michael Forrest.

The closing of the transactions contemplated by the definitive acquisition agreement is subject to the satisfaction of customary conditions.  Cellegy has agreed to file a registration statement after the closing covering the resale from time to time after 90 days from the closing date of shares issued to former Biosyn shareholders.

A copy of Cellegy’s press release announcing the signing of the Share Exchange Agreement is attached to this Current Report as Exhibit 99.01 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit
99.01	Press release by Cellegy dated October 8, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: October 8, 2004	By:	/s/ A. Richard Juelis
A. Richard Juelis
Vice President, Finance and Chief Financial Officer
(Duly Authorized Officer)

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